CUSIP NO.58469J-10-0              Schedule 13G                      Page 1 of 11

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. __________)(1)

                              Mediconsult.com, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   58469J-10-0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 16, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 11 Pages)


--------------------------------
        (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 58469J-10-0                   13G                   PAGE 2 OF 11 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Corporation
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              2,804,510
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           2,804,510
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           2,804,510
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           6.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           CO, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 58469                         13G                   PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              2,801,914
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           2,801,914
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           2,801,914
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           6.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 58469J-10-0                   13G                   PAGE 4 OF 11 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent Crown Fund CV
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Netherlands
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              357,294
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           357,294
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           357,294
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.8%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 58469J-10-0                   13G                   PAGE 5 OF 11 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent Performance Materials Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              259,665
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           259,665
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           259,665
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 58469J-10-0                   13G                   PAGE 6 OF 11 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Global Private Equity II Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              2,184,955
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           2,184,955
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           2,184,955
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           4.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 58469J-10-0                   13G                   PAGE 7 OF 11 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Investors II Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Massachusetts
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              2,596
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           2,596
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           2,596
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.58469J-10-0              Schedule 13G                      Page 8 of 11


ITEM 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Mediconsult.com, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 1330 Avenue of the Americas, New York, NY 10019.

ITEM 2.

         (a) (b) (c) This statement is being filed by the following entities:

         (1) Advent International Corporation, a Delaware corporation;
         (2) Advent International Limited Partnership, a Delaware limited partnership;
         (3) Advent Crown Fund CV, a Netherlands limited partnership;
         (4) Advent Performance Materials Limited Partnership; a Delaware limited partnership;
         (5) Global Private Equity II Limited Partnership, a Delaware limited partnership
         (6) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

         The entities listed in subparagraph (1) through (6) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Common Stock, no par value, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 58469J-10-0.


               (REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

CUSIP NO.58469J-10-0              Schedule 13G                      Page 9 of 11


ITEM 3. FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


ITEM 4.  OWNERSHIP.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of December 16, 1999) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13G-3(d)(1).


                                                    Number of Shares         Percentage
                                                    -----------------         of Shares
Reporting Person                                      Common Stock           Outstanding
----------------                                    -----------------        -----------
Advent Crown Fund C.V. (1)                               357,294                 0.8%
Advent Performance Materials Limited
  Partnership (1)                                        259,665                 0.6%
Global Private Equity II Limited
  Partnership (1)                                      2,184,955                 4.6%
                                                       ---------                 ---
Advent International Limited
  Partnership (1)                                      2,801,914                 6.0%
Advent International Investors II Limited
  Partnership (2)                                          2,596                 0.0%
                                                       ---------                 ---

Advent International Corporation(1),(2)                2,804,510                 6.0%
                                                       =========                 ===

Total Group (1),(2)                                    2,804,510                 6.0%
                                                       =========                 ===

         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

         (2) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the power to vote and dispose of the securities of the Reporting Person. The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

CUSIP NO.58469J-10-0              Schedule 13G                     Page 10 of 11


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10. CERTIFICATION.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


January 13, 2000

Advent International Corporation
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------

Advent International Limited Partnership
By:   Advent International Corp., General Partner
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------

CUSIP NO.58469J-10-0              Schedule 13G                     Page 11 of 11


Advent Crown Fund CV
By:   Advent International L.P., General Partner
By:   Advent International Corp., General Partner
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------


Advent Performance Materials Limited Partnership
By:   Advent International L.P., General Partner
By:   Advent International Corp., General Partner
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------

Global Private Equity II Limited Partnership
By:   Advent International L.P., General Partner
By:   Advent International Corp., General Partner
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------


Advent International Investors II Limited Partnership
By:   Advent International Corp., General Partner
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------